Exhibit 4.40

English Translation for Reference Only

Sales Contract

Contract No.: NSP11006

Signature place: Nanjing

Seller: China Sunergy (Nanjing) Co., Ltd.

Address: No.123, Focheng West Road, Jiangning Economic & Technological Development Zone, Nanjing

Tel: 025-52766609	Fax: 025-52766767

Buyer: CEEG (Nanjing) Solar Research Institute Co., Ltd.

Address: No.6, Shuige Road, Jiangning Economic & Technological Development Zone, Nanjing

Tel: 025-52095914	Fax: 025-52095914

Through friendly negotiation of both parties, on the basis of Contract Law of the People's Republic of China, both parties agree to sign following contract terms over purchase of following goods for mutual compliance and performance of both parties:

1.	Product name, specification model, quantity, amount

			Unit price (inc.17% VAT)
Items	Names of goods	Quantity	RMB/watt	RMB/piece	Total price (RMB)

1	Mono-crystalline battery 185 subassembly ( 1580*808*50mm )	357 pieces	7.9	1461.5	521755.5

2	Mono-crystalline battery 185 subassembly ( 1580*808*35mm )	9373 pieces	7.9	1461.5	13698639.5

Total (RMB in capital): Fourteen million and two hundred and twenty thousand and three hundred and ninety five yuan only

2. Technical and Quality Standard: See appendix

3. Goods Packing, Transportation, Insurance:

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3.1 The packing shall meet requirements of land transport, and the seller shall bear losses caused by improper packing;

3.2 The buyer is responsible for transportation, transportation fee and corresponding transportation assurance fee.

4. Seller's Delivery Term, Delivery Place and Payment Time:

4.1 Delivery Time: The seller shall finish delivery within 20 working days after receiving prepayment of 30% total amount of the contract.

4.2 Receiving Place: The place the buyer picks up goods is finished product warehouse of CEEG (Nanjing) Renewable Energy Co., Ltd. at No. 6, Shuige Road, Jiangning District, Nanjing.

4.3 Payment Time: The buyer shall pay a repayment of 30% total amount of the contract to the seller within 3 days after the contract is signed, and the buyer shall pay off remaining payment to the seller before December 30, 2011.

5. Quantity and Quality Inspection, Objection

5.1 Quantity Objection: In terms of quantity and specification model, the buyer shall be entitled to bring up objection within 15 days from the date of receiving goods.

5.2 Quality Objection: With regard to subassembly electrical performance parameter, the buyer shall accept subassembly according to standard within 30 days from the date of delivery. Raw materials and subassembly appearance used by subassembly shall be accepted according to the standard recognized by both parties. If inspected subassembly doesn't meet standard or agreement, the seller shall be responsible for replacement or supplement within 7 days after receiving inspection report from the buyer.

6. Contract Transfer:

With written approval of the other party, neither party hereof could transfer all or part of rights and obligations hereunder.

7. Contract Confidentiality:

The buyer and the seller and their employees, agents, representatives or consultants shall all deem this contract and all articles and conditions of any supplemental agreement as business secrets. Without a written approval of the other party, they must not disclose them to the third party, or, the breaching party shall make double compensation for direct or indirect losses caused to the relative party.

8. Force Majeure:

If either party hereof can't perform the contract due to force majeure, the party in case of force majeure shall notify the other party in writing within 7 days from the date of occurrence of force majeure and submit a written certificate document of related department within 15 days after the event disappears. Part or all of responsibilities are exempted on the basis of effect of force majeure.If force majeure occurs within the period of delay performance of contract, responsibilities could not be exempted.

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9. Provision against Corruption:

9.1 Both the buyer and the seller and their staff directly or indirectly present cash gift, precious articles, negotiable securities and provide improper interests by other disguised method, or either party or its staff engage with staff or any third person introduced by the staff in the name of the company or individual shall all be deemed as infringement on interests of the other party.The infringing party shall make double compensation for direct or indirect losses caused to the infringed party and the infringing party hereby assumes liquidated damages at 20% total amount of the contract to the infringed party every time (the total shall not exceed RMB 1 million).

9.2 The seller's information of reports against corruption: Monitoring report mailbox: JC@Chinasunergy.com., report telephone: 8625-5276 6726

10. No Commercial Fraud

If the seller provides the buyer with false registration data, qualification certificate, information or hide facts and truth against the principle of honesty and trustworthiness so as to cheat the buyer or final user, it shall assume liquidated damages of 20% contract amount to the buyer (the total shall not exceed RMB 1 million); this provision doesn't affect liabilities for breach the seller shall assume according to provisions of other articles.

11. Dispute Solution Mode:

All disputes resulting from reasons such as effectiveness, performance and interpretation of the contract shall be negotiated friendly. If negotiation doesn't work, either party may file a lawsuit. Both parties agree the disputes are under the jurisdiction of people's court in the local place where the seller is. Related expenses paid for lawsuit (including attorney fee, business trip fee, evidence obtaining fee, notarial fee, lawsuit fee, etc) shall be all borne by the losing party.

12. Liability for Breach of Contract

12.1 Unless it is otherwise stipulated in the contract, if the seller delays delivery of goods, it shall assume liability for breach of contract to the buyer at 0.01% value of delayed delivery every day, but the accumulated liquidated damages of delayed delivery shall not exceed 1% (one percent) of transaction total amount hereunder.

12.2 Unless it is otherwise stipulated in the contract, if the buyer delays payment for goods, it shall assume liability for breach of contract to the seller at 0.01% of the delivered payment every day, but the accumulated liquidated damages of delayed payment shall not exceed 1% (one percent) transaction total amount hereunder.

12.3 Both parties agree, after the contract takes effect, neither party may terminate the transaction unilaterally by any reason, or the breaching party shall bear liability for breach to the observant party and the liquidated damages is 20% (twenty percents) total amount of the transaction hereunder. Beside, the observant party shall be also entitled to claim for breach compensation to the breaching party on the basis of provisions of Contract Law of the People's Republic of China.

13. Effectiveness and Others

13.1 The contract shall take effect when both parties sign and seal it. The content of contract is subject to printed manuscript. In case of change, both parties shall confirm it by signing and sealing the place of change. If the contact text has more than 1 page, it shall be sealed on the perforation.

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13.2 The contract shall be in 2 original copies and the buyer and the seller shall hold one respectively. Both contracts shall have the same legal force; the buyer and the seller shall send original contract text to each other within 3 working days after the contract is signed. The effectiveness of fax shall be equivalent to that of original.

13.3 For anything unmentioned in the contract, both parties shall negotiate otherwise and sign a supplemental agreement. The supplemental agreement shall have the same legal force as this contract.

13.4 Notice mode for quality objections, dissolution of the contract, etc: Fax or express. If they are sent by fax, the date of sending shall be deemed as the date of receiving; if they are sent by express, the 5th date after express is sent shall be deed as the date of receiving.

Seller: China Sunergy (Nanjing) Co., Ltd. /seal/ China Sunergy (Nanjing) Co., Ltd.	Buyer: CEEG (Nanjing) Solar Research Institute Co., Ltd. /seal/ CEEG (Nanjing) Solar Research Institute Co., Ltd.
Contact person of Contract:	Contact person of Contract:
Date of signature: August 19, 2011	Date of signature:

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